As filed with the Securities and Exchange Commission on November 24, 2014.
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________________
BEAZER HOMES USA, INC.
(Exact Name of Registrant as Specified in its Charter)
__________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	58-2086934 (I.R.S. Employer Identification No.)
1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328 (Address of Principal Executive Offices)(Zip Code)
__________________________________________
BEAZER HOMES USA, INC.
2014 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)
__________________________________________
Kenneth F. Khoury
Executive Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary
Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 260
Atlanta, Georgia 30328
(Name and Address of Agent for Service)
(770) 829-3700
(Telephone Number, Including Area Code, of Agent for Service)
__________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
__________________________________________

Calculation of Registration Fee

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share (3)	2,000,000 shares	$19.22	$38,440,000	$4,466.73

(1)
Pursuant to Rule 416(b), the number of shares of Common Stock being registered shall be adjusted to include any additional securities that may become issuable in connection with, or as a result of, stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of $19.22 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 17, 2014.

(3)	Each share of Common Stock includes one preferred stock purchase right.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant files this Registration Statement on Form S-8 in connection with the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan (the “Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

•
the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 13, 2014;

•
all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including the Registrant’s Current Report on Form 8-K filed with the Commission on November 10, 2014;

•
the description of the Registrant’s capital stock contained in its Registration Statement on Form 8-A, filed with the Commission on January 28, 1994, including any amendment or report filed for the purpose of updating that description;

•
the description of the Series A Junior Participating Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on November 7, 2013, including any amendment or report filed for the purpose of updating the description; and

•
all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The Registrant is a corporation organized under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended certificate of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii)

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred. Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. The certificate of incorporation of the Registrant provides that no director shall be personally liable to the corporation or its stockholders for violations of the director’s fiduciary duties, except to the extent that a director’s liability may not be limited as described above in the discussion of Section 102(b)(7) of the DGCL.

The bylaws of the Registrant provide that the corporation shall indemnify and hold harmless to the fullest extent authorized by Delaware law or by other applicable law as then in effect, any person who was or is a party to or is threatened to be made a party to or is involved in (including, without limitation, as a witness) any proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, or employee of the corporation or, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter, an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or manager or in any other capacity while serving as a director, officer, employee, agent or manager, against all expense, liability and loss (including attorneys’ and other professionals’ fees, judgments, fines, ERISA taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.

Furthermore, the bylaws of Registrant provide that the corporation shall, to the fullest extent authorized by Delaware law, advance (or if previously paid by any Indemnitee who serves or served as a director or executive officer of the corporation on or after June 30, 2008 (each a “Class 1 Indemnitee”), reimburse) to any Class 1 Indemnitee funds sufficient for the payment of all expenses (including attorneys’ and other professionals’ fees and disbursements and court costs) actually and reasonably incurred by such Class 1 Indemnitee in connection with the investigation of, response to, defense (including any appeal) of or settlement of any proceeding, in the case of each such proceeding upon receipt of an undertaking by or on behalf of such Class 1 Indemnitee to repay such amount if it shall ultimately be determined that such Class 1 Indemnitee is not entitled to be indemnified by the corporation against such expenses. No collateral securing or other assurance of performance of such undertaking shall be required of such Class 1 Indemnitee by the corporation.

The bylaws of Registrant also provide that the corporation may, by action of its Board of Directors, grant rights to advancement of expenses to any Indemnitee who is not a Class 1 Indemnitee and rights to indemnification and advancement of expenses to any agents of the corporation with the same scope and effect as the provisions with respect to the indemnification of and advancement of expenses to Class 1 Indemnitees. By resolution adopted by affirmative vote of a majority of the Board of Directors, the Board of Directors may delegate to the appropriate officers of the corporation the decision to grant from time to time rights to advancement of expenses to any Indemnitee who is not a Class 1 Indemnitee and rights to indemnification and advancement of expenses to any agents of the corporation.

Under the bylaws of Registrant, no Indemnitee shall be entitled to any advance or reimbursement by the corporation of expenses, or to indemnification from or to be held harmless by the corporation against expenses, incurred by him or her in asserting any claim or commencing or prosecuting any suit, action or proceeding (or part thereof) against the corporation

(except as provided below) or any subsidiary of the corporation or any current or former director, officer, employee or agent of the corporation or of any subsidiary of the corporation, but such advancement (or reimbursement) and indemnification and hold harmless rights may be provided by the corporation in any specific instance as permitted by the bylaws, or in any specific instance in which the Board shall first authorize the commencement or prosecution of such a suit, action or proceeding (or part thereof) or the assertion of such a claim.

Notwithstanding the above, if a claim is not timely paid in full by Registrant after a written claim has been received by the corporation, an Indemnitee or Class 1 Indemnitee (as appropriate) may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the Indemnitee or Class 1 Indemnitee (as appropriate) shall be entitled to be paid also the expense of prosecuting such suit. The Indemnitee or Class 1 Indemnitee (as appropriate) shall be presumed to be entitled to indemnification and advancement of expenses under upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses where the required undertaking, if any is required, has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the Indemnitee or Class 1 Indemnitee (as appropriate) is not so entitled. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the Indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the Indemnitee is not so entitled. These rights to indemnification and advancement (or reimbursement) of expenses shall be enforceable by any person entitled to such indemnification or advancement (or reimbursement) of expenses in any court of competent jurisdiction. Notice of any application to a court by an Indemnitee shall be given to the corporation promptly upon the filing of such application; provided, however, that such notice shall not be a requirement for an award of or a determination of entitlement to indemnification or advancement (or reimbursement) of expenses.

The indemnification and advancement of expenses provided in Registrant bylaws shall be deemed independent of, and shall not be deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office.

In addition, the bylaws of Registrant provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

The Registrant has also entered into indemnification agreements with each of its executive officers and directors providing such officers and directors indemnification and expense advancement and for the continued coverage of such person under its directors’ and officers’ insurance programs.

Item 7.     Exemption From Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

4.1	Specimen Physical Common Stock Certificate of Beazer Homes USA, Inc. (incorporated herein by reference to Exhibit 4.1 of the Company's Form 8-K filed on October 12, 2012)
4.2
Section 382 Rights Agreement, dated as of November 6, 2013, and effective as of November 12, 2013, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company's Form 8-K filed on November 7, 2013)

5.1	Opinion of King & Spalding LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included with signature page)
99.1	Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on February 10, 2014)

Item 9.     Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, November 24, 2014.

BEAZER HOMES USA, INC.

By: /s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Allan P. Merrill and Kenneth F. Khoury, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

S-1

Signature	Title	Date

/s/ Allan P. Merrill	President, Chief Executive Officer and Director	November 24, 2014
Allan P. Merrill	(Principal Executive Officer)

/s/ Robert L. Salomon	Executive Vice President and Chief Financial	November 24, 2014
Robert L. Salomon	Officer (Principal Financial and Accounting Officer)

/s/ Brian C. Beazer	Non-Executive Chairman and Director	November 19, 2014
Brian C. Beazer

/s/ Elizabeth S. Acton	Director	November 19, 2014
Elizabeth S. Acton

/s/ Laurent Alpert	Director	November 24, 2014
Laurent Alpert

/s/ Peter G. Leemputte	Director	November 19, 2014
Peter G. Leemputte

/s/ Norma A. Provencio	Director	November 24, 2014
Norma A. Provencio

/s/ Larry T. Solari	Director	November 19, 2014
Larry T. Solari

/s/ Stephen P. Zelnak, Jr.	Director	November 24, 2014
Stephen P. Zelnak, Jr.

S-2

INDEX TO EXHIBITS FILED HEREWITH

Exhibit Number	Description

5.1	Opinion of King & Spalding LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included with signature page)